Exhibit 3.173

ARTICLES OF CONVERSION
OF
UNIPHY HEALTHCARE OF MEMPHIS I, LLC

Pursuant to the provisions of Section 48-21-111 of the Tennessee Business Corporation Act, Uniphy Healthcare of Memphis I, Inc., a Tennessee corporation (the “Company”), hereby adopts the following Articles of Conversion:

1.         The Company was converted to a limited liability company from a corporation.

2.         The name and principal address of the Company was Uniphy Healthcare of Memphis I, Inc., 40 Burton Hills Blvd., Suite 500, Nashville, Davidson County, Tennessee 37215.

3.         The Tennessee Secretary of State Control Number for the Company is: 0316741.

4.         The Plan of Conversion attached hereto as Exhibit A is incorporated herein by reference.

5.         The terms and conditions of the conversion have been approved by the unanimous vote of the shareholders.

6.         The Articles of Organization of the limited liability company satisfy Section 48-205-101 of the Tennessee Limited Liability Company Act and are included in their entirety in the Plan of Conversion.

7.         At the time of the filing of these Articles of Conversion, there is one (1) member of the limited liability company.

This the 30th day of December, 2004.

UNIPHY HEALTHCARE OF MEMPHIS I, INC.

By:	/s/ Kenneth C. Mitchell
Kenneth C. Mitchell
Vice President

Exhibit A

PLAN OF CONVERSION
OF
UNIPHY HEALTHCARE OF MEMPHIS I, INC.

Pursuant to the provisions of Section 48-21-111 of the Tennessee Business Corporation Act, Uniphy Healthcare of Memphis I, Inc., a Tennessee corporation (the “Company”), hereby converts from a corporation into a limited liability company pursuant to the terms and conditions set forth herein:

1.        Conversion of a Corporation into a LLC

(a)       The Company, by the filing of the Articles of Conversion, hereby desires to convert from a corporation into a limited liability company.

(b)       At the date of the filing of the Articles of Conversion (the “Effective Time”), all of the shares held by the sole shareholder of the Company, outstanding immediately prior to the Effective Time, shall, by virtue of the conversion and without any action on the part of the shareholder thereof, be converted into an equal membership of Uniphy Healthcare of Memphis I, LLC. At the conclusion of the conversion, the ownership of Uniphy Healthcare of Memphis I, LLC shall be identical to the ownership of the Company immediately prior to the conversion.

(c)       As a result of the conversion and without any action on the part of the shareholder thereof, at the Effective Time all shares of the Company shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and the sole shareholder shall thereafter cease to have any rights with respect to such shares, except the right to retain 100% of the membership interest in Uniphy Healthcare of Memphis I, LLC.

2.        Articles of Organization

The contents of the Articles of Organization for Uniphy Healthcare of Memphis I, LLC shall be as follows:

Name

The name of the limited liability company is Uniphy Healthcare of Memphis I, LLC (the “LLC”).

Registered Office and Agent

The address of the registered office is 40 Burton Hills Blvd., Suite 500, Nashville, Davidson County, Tennessee 37215. The name of the initial Registered Agent is Richard E. Francis, Jr.

Organizer

Kenneth C. Mitchell whose address is 40 Burton Hills Blvd., Suite 500, Nashville, Davidson County, Tennessee 37215, is the organizer of the LLC.

Number of Members

At the date of the filing of the Articles of Conversion, there is one (1) member.

Date of Formation

The existence of the LLC is to begin upon the filing of the Articles.

Management

The LLC shall be board-managed. The business of the LLC shall be conducted under the management of its board in accordance with the operating agreement and the Act.

Principal Executive Office

The Principal Executive Office of the LLC is 40 Burton Hills Blvd., Suite 500, Nashville, Davidson County, Tennessee 37215.

Transfer of Membership Interest

No Member may transfer or assign his membership interest or any part thereof to any person except as provided in the operating agreement. No holder may transfer or assign his financial rights to any person except as provided in the operating agreement. The consent to transfer may be by member action and/or by board action as provided in the operating agreement. In absence of a provision in the operating agreement, the default rules of the Act shall apply.

Dissolution Events

The events or actions that constitute a dissolution may be by board and/or member action or such other event as provided in the operating agreement or the having of no members. In the absence of a provision in the operating agreement, the dissolution events shall be the having of no members, or a unanimous vote of the members to dissolve.

Preemptive Rights and Right of First Refusal

Members and parties to a contribution agreement may have preemptive rights or limited preemptive rights if so provided in the operating agreement. The members and/or the LLC and/or a specific member may have rights of first refusal if they are set forth in the operating agreement.

Action on Recommendation

If the operating agreement so provides, action on recommendation as permitted in T.C.A. §48-223-103 shall be allowed.

Expulsion

If the operating agreement so provides, a member may be expelled as provided therein.

3.        Approval of the Conversion

(a) This Plan of Conversion was duly approved and adopted by a unanimous vote of the shareholders of the Company on December 29, 2004.

(b) This Plan of Conversion was duly approved and adopted by a unanimous vote of the directors of the Company on December 29, 2004.

4.        Adoption of the Operating Agreement

The approval and adoption of the terms and conditions set forth in this Plan of Conversion and in the Articles of Conversion shall be deemed to be an execution of the operating agreement by the members of the LLC.

5.        Effective Date

The conversion shall become effective upon the filing of the Articles of Conversion with the Secretary of State.